EXHIBIT 3A

                          ARTICLES OF INCORPORATION

                                     OF

                               WEST ONE BANCORP

   The undersigned, acting as incorporator under the Idaho Business Corporation Act, adopts the following Articles of Incorporation:

                                   ARTICLE I

   The name of the corporation is West One Bancorp and its duration shall be perpetual.

                                   ARTICLE II

   The purpose or purposes for which the corporation is organized are:

   a. To engage in the business of acquiring, holding and disposing of shares of, and controlling and managing, financial institutions including, without limitation, banks, trust companies, mortgage companies, insurance companies, savings and loan associations and finance companies.

   b. To engage in the transaction of any or all lawful business for which corporations may be organized under the Idaho Business Corporation Act.

                                   ARTICLE III

   The aggregate number of shares which the corporation shall have authority to issue is 80,000,000, of which 5,000,000 shares shall be Cumulative Preferred Stock, $1 par value, issuable in series, and 75,000,000 shares shall be Common Stock, $1 par value. The preferences, limitations and relative rights of each class of such shares shall be as follows:

   Section A.  Cumulative Preferred Stock

   This Section A sets forth a description of the Cumulative Preferred Stock and a statement of certain of the preferences, limitations and relative rights in respect of the shares of the Cumulative Preferred Stock, together with a statement of the authority vested in the board of directors of the corporation to divide the Cumulative Preferred Stock into series, and to fix and determine the relative rights and preferences of the shares of any series insofar as they are not fixed herein.

   Subsection 1.   Dividends on Cumulative Preferred Stock and Junior Stock

   The holders of the Cumulative Preferred Stock shall be entitled to receive, when and as declared by the board of directors out of assets of the corporation legally available for dividends, cumulative cash dividends at, but not exceeding, the annual rate fixed for each particular series, payable quarterly on the fifteenth day of January, April, July and October in each year. Such dividends on the Cumulative Preferred Stock shall be payable before any dividend on any junior stock (which term shall mean the Common Stock of the corporation and any other class of stock of the corporation hereafter authorized ranking junior to the Cumulative Preferred Stock as to dividends or assets) shall be paid or set apart for payment. Dividends on each series of the Cumulative Preferred Stock shall be cumulative from such date as may be fixed for such series prior to the issue thereof. Arrearages in the payment of dividends shall not bear interest.

   In case dividends are not paid in full, the shares of all series of the Cumulative Preferred Stock shall share ratably in the payment of dividends, including accruals, if any, in proportion to the sums which would be payable on said shares if all dividends were declared and paid in full.

   As long as any of the Cumulative Preferred Stock remains outstanding, no dividend whatever shall be paid or declared on any junior stock, nor shall any distribution be made on any junior stock, other than a dividend payable in junior stock, nor shall any shares of any junior stock be acquired for a consideration by the corporation unless:

   a. All dividends on the Cumulative Preferred Stock of all series for all past quarterly dividend periods shall have been paid and the full dividends thereon for the then current quarterly dividend period shall have been paid or shall have been declared and a sum sufficient for the payment thereof set apart; and

   b. All amounts, if any, then or theretofore required to be paid or set apart for the redemption or purchase of the Cumulative Preferred Stock of all series (pursuant to any applicable sinking fund or redemption provision or otherwise) shall have been paid or set apart.

   Subject to the foregoing provisions, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the board of directors may be declared and paid on any junior stock from time to time out of the remaining funds of the corporation legally available for the payment of dividends, and the Cumulative Preferred Stock shall not be entitled to participate in any such dividends, whether payable in cash, stock or otherwise.

   Subsection 2.  Redemption

   Subject to the provisions of each particular series respecting redemption of such series, the corporation, at the option of the board of directors, may redeem the whole or any part of the Cumulative Preferred Stock at any time outstanding, or the whole or any part of any series thereof, at any time or from time to time at the applicable redemption price or prices, together with an amount equal to the dividends accrued thereon to the date of redemption.

   In case of redemption of a part only of any series of the Cumulative Preferred Stock at the time outstanding, the redemption may be either pro rata or by lot. The board of directors shall have full power and authority to prescribe the manner in which the drawings by lot or the pro rata redemption shall be conducted and, subject to the provisions herein contained, the terms and conditions upon which the Cumulative Preferred Stock shall be redeemed from time to time.

   Notice of any redemption of Cumulative Preferred Stock shall be given by the corporation by mailing a copy of such notice at least 30 days prior to the date fixed for such redemption to the holders of record of the Cumulative Preferred Stock to be redeemed at their respective addresses appearing on the books of the corporation, and the time of mailing such notice shall be deemed to be the time of delivery thereof.

   At any time after notice of redemption has been so given, the corporation may, on a date specified in the notice of redemption, deposit with a bank or trust company, named in such notice, doing business in Boise, Idaho, or in New York, New York, and having capital, surplus and undivided profits of at least $5,000,000, a sum sufficient to redeem the shares to be redeemed with irrevocable instruction and authority to pay the redemption price to the holders of such shares upon surrender of certificates therefor. Upon such deposit, or, if no such deposit is made, upon the date of redemption (unless the corporation shall default in payment of the moneys necessary for such redemption), all shares with respect to which such notice of redemption was given shall cease to be outstanding for any purpose, whether or not the certificates for such shares shall have been surrendered for cancellation, and all rights with respect to such shares shall thereupon cease and terminate, except the right of the holders of the certificates for such shares to receive the amount payable upon the redemption thereof, without interest, from said bank or trust company, or from the corporation, if no such deposit is made, and the right to exercise, on or before the date of redemption, any unexpired privilege of conversion.

   Any funds so deposited by the corporation which shall not be required for such redemption because of the exercise of any privilege of conversion subsequent to the time of such deposit shall be returned to the corporation forthwith. Any interest on funds so deposited shall belong to the corporation and shall be paid to it from time to time.

   Subsection 3.   Amounts Payable on Liquidation or Dissolution

   In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the holders of the Cumulative Preferred Stock of each series then outstanding shall be entitled to receive in cash out of the assets of the corporation, before any distribution or payment shall be made to the holders of any junior stock, the full preferential amount or amounts fixed for such series, plus in respect of each such share an amount equal to the dividends accrued thereon to the date fixed for such payment; provided that, if such assets available for the holders of the Cumulative Preferred Stock of each series then outstanding shall be less than the total amount all such holders would be so entitled to receive if all such preferential amount or amounts and dividends were paid in full, then the corporation shall, in lieu of making such payments in full to the holders of the Cumulative Preferred Stock of each series then outstanding, make payments to the holders of the Cumulative Preferred Stock of each series then outstanding (in proportion to the respective amounts which would be payable on account of such liquidation dissolution or winding up if all such payments were paid in full) of an aggregate amount equal to such assets so available. If such payment shall have been made in full to the holders of the Cumulative Preferred Stock on voluntary or involuntary liquidation, dissolution or winding up (or deposited to their accounts in a bank or trust company doing business in Boise, Idaho, or New York, New York, and having capital, surplus and undivided profits of at least $5,000,000 so as to be, and continue to be, available for such holders), the remaining assets of the corporation shall be distributed among the holders of junior stock, according to their respective rights and preferences and in accordance with their respective holdings. For the purposes of this Subsection 3, a consolidation or merger of the corporation with any other corporation shall not be deemed, as such, to constitute a liquidation, dissolution or winding up of the corporation, but any reorga-nization of the corporation required by any court or administrative body in order to comply with any provision of law shall be deemed to be an involuntary liquidation, dissolution or winding up of the corporation unless the preferences, limitations and relative rights in respect of the Cumulative Preferred Stock are not adversely affected by such reorganization.

   Subsection 4.  Restrictions on Corporate Action

   The consent of the holders of at least a majority of the Cumulative Preferred Stock at the time outstanding, given in person or by proxy, either in writing or at a meeting at which the Cumulative Preferred Stock shall vote separately as a class, regardless of series, shall be necessary to effect or validate any one or more of the following:

   a. The authorization of any class of stock of the corporation ranking prior to or on a parity with the Cumulative Preferred Stock as to dividends or in liquidation, or any increase in the authorized amount of the Cumulative Preferred Stock, or

   b. The amendment, alteration or repeal of any of the provisions hereof which have reference to the Cumulative Preferred Stock so as to materially and adversely affect the rights or preferences of the Cumulative Preferred Stock; provided, however, that no such consent shall be required in connection with any reduction of the authorized amount of Cumulative Preferred Stock resulting from a redemption, purchase, exercise of a conversion privilege or other acquisition of Cumulative Preferred Stock by the corporation.

   Subsection 5.   Status of Redeemed, Purchased and Converted Shares

   Except as otherwise required by law, all shares of the Cumulative Preferred Stock redeemed, purchased, converted into other shares of the corporation, or otherwise acquired by the corporation, shall be retired and shall not be reissued. The corporation may, from time to time, take such appropriate corporate action as may be necessary to reduce the authorized amount of the Cumulative Preferred Stock accordingly.

   Subsection 6.  Sinking Funds

   If in any case the amounts payable with respect to any requirements to retire shares of the Cumulative Preferred Stock are not paid in full with respect to all series for which such requirements exist, the number of shares to be retired in each series shall be in proportion to the respective amounts which would be payable on account of such requirements if all amounts payable were paid in full.

   Subsection 7.  Issuance in Series

   The Cumulative Preferred Stock may, from time to time, be divided into and issued in series. All shares of the Cumulative Preferred Stock, regardless of series, shall be identical with each other in all respects, except that each series shall be distinctively designated and except as to the following relative rights and preferences as to which there may be variations between the different series:

   a. The rate of dividend and the date from which dividends shall commence to accrue.

   b. The price at and the terms and conditions on which shares may be redeemed, which may include a redemption price or scale of redemption prices applicable only to redemption for a sinking fund (which term shall include any fund or requirement for the periodic retirement of shares) and a different redemption price or scale of redemption prices applicable to any other redemption.

   c. The amount payable upon shares in the event of the voluntary or involuntary liquidation, dissolution or winding up of the corporation. Such amount shall not be more than the par value of the shares plus any additional amount of surplus transferred or to be transferred to stated capital in respect of the shares upon the issuance thereof.

   d. Sinking fund provisions, if any, for the redemption or purchase of shares.

   e.  The terms and conditions, if any, on which shares may be converted.

   f. Voting rights, if any, in addition to the rights provided in Subsection 4 of this Section A.

   The board of directors is hereby expressly vested with authority to divide the Cumulative Preferred Stock into series and, within the limitations herein and by law provided, by resolution prior to the issue of any shares of a series, to distinctively designate the series and to fix and determine the relative rights and preferences of the shares of any series so established.

   Section B.  Common Stock

   Except for and subject to those rights expressly granted in Section A of this Article III to the holders of the Cumulative Preferred Stock, or except as may be provided by law, the holders of the Common Stock shall have all other rights of shareholders, including, but not by way of limitation: (1) voting power for all purposes and the right to all notices of meetings or of other corporate actions, (2) the right to receive dividends when and as declared by the board of directors out of assets legally available therefor, and (3) in the event of any distribution of assets upon liquidation, dissolution or winding up of the corporation or otherwise, the right to receive all the assets of the corporation remaining after payment to the holders of the Cumulative Preferred Stock of the specific amounts which they are entitled to receive upon such liquidation, dissolution or winding up of the corporation, as provided in Sec-tion A of this Article III.

                                  ARTICLE IV

   No shareholder of the corporation shall, by reason of his holding shares of any class, have any preemptive or preferential rights to purchase or subscribe to any shares of the corporation now or hereafter to be authorized, or any other securities convertible into or carrying a right to subscribe to or acquire shares of any class now or hereafter to be authorized (whether or not the issuance of any such shares or other securities would adversely affect the dividend or voting rights of such shareholder) other than such rights, if any, as the board of directors in its discretion from time to time may grant and at such price as the board of directors may fix; and the corporation may issue unissued or treasury shares or any other securities convertible into or carry-ing rights to subscribe to or acquire shares without offering any such shares or other securities, either in whole or in part, to the existing shareholders.

                                   ARTICLE V

   Subject to the provisions of Article III, the corporation may purchase its own shares to the extent of unreserved and unrestricted capital surplus available therefor without a vote of the shareholders of the corporation upon such terms and conditions as may be fixed by the board of directors of the corporation.

                                   ARTICLE VI

   Subject to the provisions of Article III, the board of directors may from time to time within the limitations herein and by law provided, but without a vote of the shareholders, distribute to the holders of any class of shares of the corporation out of its capital surplus, a portion of its assets, in cash or property; provided that (i) no such distribution shall be made at a time when the corporation is insolvent or when such distribution would render the corporation insolvent, (ii) no such distribution shall be made to the holders of any class of shares unless all cumulative dividends accrued on all preferred or special classes of shares entitled to preferential dividends shall have been fully paid, and (iii) no such distribution shall be made to the holders of any class of shares which would reduce the remaining net assets of the corporation below the aggregate preferential amount payable in event of involuntary liquidation to the holders of shares having preferential rights to the assets of the corporation in the event of liquidation.

                                  ARTICLE VII

   Each person who at any time is or shall have been a director or officer of the corporation, including any director or officer who is or shall have been serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enter-prise, and his heirs, executors and administrators, shall be indemnified by the corporation against expenses (including attorney's fees), judgments, fines and amounts paid in settlement incurred by him in any such capacity or arising out of his status as such, all in accordance with and to the full extent permitted by the Idaho Business Corporation Act as in effect at the time of the adoption of this Article or as amended from time to time. The foregoing right of indemnification shall not be deemed a limitation on the power of the corporation to indemnify any director, officer, employee, agent or other person and shall not be deemed exclusive of other rights to which any such person may be entitled in any capacity as a matter of law or under any bylaw, agreement, vote of shareholders or directors, or otherwise. The corporation may, to the full extent permitted by the Idaho Business Corporation Act as in effect at the time of the adoption of this Article or as amended from time to time, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

                                   ARTICLE VIII

   No person shall be eligible to serve on the board of directors who, on or before the date of the next annual meeting of shareholders, shall have attained the age of 70 years; provided that a director who attains the age of 70 years may continue as a director until the next such annual meeting following his 70th birthday unless sooner removed from office as provided in the bylaws of the corporation.

                                    ARTICLE IX

   The address of the initial registered office of the corporation is 101 South Capitol Boulevard, Boise, Idaho, 83702, and the name of its initial registered agent at such address is Dwight V. Board.

                                    ARTICLE X

   The number of directors of the corporation shall be as fixed by the bylaws of the corporation but shall be not less than nine. The directors shall be divided into three classes designated Class I, Class II and Class III, each class to be as nearly equal in number as possible. The term of office of Class I directors shall expire at the annual meeting of shareholders in 1986, that of Class II directors at the annual meeting of shareholders in 1987 and that of Class III directors at the annual meeting of shareholders in 1988. At each annual meeting of shareholders beginning in 1986, the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office for a term expiring at the third succeeding annual meeting of shareholders.

                                    ARTICLE XI

   The name and address of each incorporator is:

   Name                                            Address

   Dwight V. Board                 101 South Capitol Boulevard
                                           Boise, Idaho  83702


                                    ARTICLE XII

Section A.  Definitions.  For purposes of this Article XII:

   (1) The term "Affiliate," used to indicate a relationship with a specified person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

   (2) The term "Beneficially Own," when used with respect to a person's interest in shares of capital stock, shall mean that said person has or shares (or has the right to acquire under any option, warrant, conversion right or other right), directly or indirectly, the power to vote, the power to dispose of, the power to direct the voting or disposition of, or the right to enjoy the economic benefits of such shares.

   (3) The term "Interested Person" shall mean any individual, corporation, partnership, joint venture, company, trust, association or entity (including any group of persons acting together) which, together with its Affiliates, Beneficially Owns in the aggregate 20 percent or more of the outstanding shares of capital stock of the corporation.

   (4) The term "Substantial Assets" shall mean assets with a fair market value in excess of 10 percent of the total assets of the corporation as reported in the consolidated financial statements of the corporation as of the end of its most recent fiscal year ending prior to the time the determination is made.

   (5) The term "Business Combination" shall mean (a) any merger or con-solidation of the corporation or a subsidiary of the corporation with or into an Interested Person (or an Affiliate of an Interested Person) or any merger of an Interested Person (or an Affiliate of an Interested Person) into the corporation or a subsidiary of the corporation, (b) any sale, lease, exchange, transfer, encumbrance or other disposition of Substantial Assets either of the corporation (including without limitation any securities of a subsidiary) or of a subsidiary of the corporation, to an Interested Person (or an Affiliate of an Interested Person), (c) the issuance of any securities of the corporation or a subsidiary of the corporation to an Interested Person (or an Affiliate of an Interested Person), (d) any reclassification, exchange of shares or other recapitalization that would have the effect of increasing the proportion of shares of Common Stock or other capital stock of the corporation or a subsidiary of the corporation Beneficially Owned by an Interested Person and
(e) any agreement, contract or other arrangement providing for any of the fore-going transactions.

   (6) The term "Continuing Director" shall mean a director who was a member of the board of directors of the corporation immediately prior to the time that the Interested Person involved in a Business Combination became an Interested Person and who is not the Interested Person or an Affiliate of the Interested Person.

   Section B.  Approval Required for Certain Transactions.

   In addition to any vote or approval required by law, any Business Combina-tion shall require the affirmative vote of the holders of not less than 80 per-cent of the outstanding shares of capital stock of the corporation which are not Beneficially Owned by the Interested Person and its Affiliates involved in the Business Combination; provided, however, that such 80 percent voting requirement shall not apply if:

   (1) The Business Combination is a merger, consolidation or exchange of shares involving the corporation which provides for the conversion of the shares of Common Stock of the corporation into cash, securities or other property with a fair market value per share of Common Stock not less than the highest per share consideration (appropriately adjusted for stock splits, stock dividends and other like changes) paid or given by the Interested Person and any of its Affiliates for any of their shares of Common Stock; or

   (2) The Business Combination was approved by the board of directors of the corporation; provided that a majority of the board of directors consisted of Continuing Directors and at least two-thirds of the Continuing Directors voted to approve the Business Combination.

   Section C.  Removal of Directors.

   All or any number of the directors of the corporation may be removed at a meeting called expressly for that purpose, but only for cause and only by the affirmative vote of the holders of not less than 80 percent of the outstanding shares of capital stock of the corporation which are not Beneficially Owned by an Interested Person. Notwithstanding the foregoing, whenever the holders of one or more series of Cumulative Preferred Stock or any other preferred stock of the corporation shall have the right, voting separately as a class, to elect one or more directors, the provisions of this Section C shall not apply with respect to the director or directors elected by such holders.

   Section D.  Amendment of Bylaws.

   The board of directors of the corporation shall have the power to alter, amend or repeal the bylaws of the corporation or adopt new bylaws, provided that the shareholders may adopt additional bylaws or amend or repeal bylaws whether or not adopted by them by the affirmative vote of the holders of not less than 80 percent of the outstanding shares of capital stock of the corpora-tion which are not Beneficially Owned by an Interested Person.

   Section E.  Repeal and Amendment.

   The provisions set forth in Article X or this Article XII may not be re-pealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of not less than 80 percent of the out-standing shares of capital stock of the corporation which are not Beneficially Owned by an Interested Person.

                                    ARTICLE XIII

   A director of the corporation shall have no personal liability to the corpo-ration or its shareholders for monetary damages for breach of fiduciary duty as a director; provided that this Article XIII shall not eliminate or limit the liability of a director for:

   a. Any breach of the director's duty of loyalty to the corporation or its shareholders.

   b. Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

   c. Any action for which liability is provided under Section 30-1-48, Idaho Code.

   d. Any transaction from which the director derived an improper personal benefit.

   e. Any act or omission occurring prior to the effective date of the adoption of this Article XIII.

   No repeal of or amendment to the foregoing provisions of this Article XIII by the shareholders of the corporation shall adversely affect any right or protection of a director of the corporation existing at the time of such repeal or amendment.
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